Filed Pursuant to Rule 424(b)(3)
Registration No. 333-125546

APPLE REIT SEVEN, INC.

STICKER SUPPLEMENT TO

SUPPLEMENT NO. 7 DATED AUGUST 18, 2006

SUPPLEMENT NO. 8 DATED SEPTEMBER 18, 2006

SUPPLEMENT NO. 9 DATED OCTOBER 18, 2006

SUPPLEMENT NO. 10 DATED OCTOBER 26, 2006

Supplement Nos. 7, 8, 9 and 10 to be used with

PROSPECTUS DATED MARCH 3, 2006

Summary of Supplements to Prospectus (See Supplements for Additional Information)

Supplement No. 7 (cumulative, replacing all prior supplements) dated August 18, 2006 reports on (a) our purchase of nine hotels containing a total of 969 rooms for an aggregate gross purchase price of $112,095,000, and (b) our execution of separate purchase contracts that relate to nine additional hotels containing a total of 1,132 rooms and that provide for an aggregate gross purchase price of $157,205,000. This supplement also provides certain financial statements and other information about us and the hotels we have purchased to date.

Supplement No. 8 dated September 18, 2006 reports on our purchase of two hotels containing a total of 334 rooms for an aggregate gross purchase price of $69,972,992.

Supplement No. 9 dated October 18, 2006 reports on (a) our purchase of a entity holding one hotel, which contains 84 rooms, for a gross purchase price of $9,455,066, and (b) our execution of purchase contracts that relate to 15 hotels containing a total of 2,115 rooms and that provide for an aggregate gross purchase price of $345,500,000.

Supplement No. 10 dated October 26, 2006 reports on our offering and provides certain financial statements and other information about us and the hotels we have purchased to date.

As of March 15, 2006, we completed our minimum offering of 4,761,905 units at $10.50 per unit and raised gross proceeds of $50,000,000 and proceeds net of selling commissions and marketing expenses of $45,000,000. Each unit consists of one Common Share and one Series A Preferred Share. We are continuing the offering at $11 per unit in accordance with the prospectus.

As of October 24, 2006, we had closed on the sale of 24,584,503 additional units at $11 per unit and from such sale we raised gross proceeds of $270,429,540 and proceeds net of selling commissions and marketing expenses of $243,386,586. Sales of all units at $10.50 per unit and $11.00 per unit, when combined, represent gross proceeds of $320,429,540 and proceeds net of selling commissions and marketing expenses of $288,386,586.

In connection with our hotel purchases to date, we paid a total of $3,830,461, representing 2% of the aggregate gross purchase price, as a commission to Apple Suites Realty Group, Inc. This entity is owned by Glade M. Knight, who is one of our directors and our Chief Executive Officer.